Exhibit 21.1

The table below lists our subsidiaries.

Subsidiaries	Immediate holding company	Jurisdiction of Incorporation	Percentage of holding as of March 31, 2022	Percentage of holding as of March 31, 2021
IGC – Mauritius (IGC-M) (2)	IGC	Mauritius	100	100
IGCare, LLC	IGC	Maryland, USA	100	100
IGC Pharma, LLC	IGC	Maryland, USA	100	100
Holi Hemp, LLC	IGC	Maryland, USA	100	100
Sunday Seltzer, LLC	IGC	Maryland, USA	100	100
SAN Holdings, LLC	IGC	Maryland, USA	100	100
Hamsa BioPharma Colombia SAS (formerly Hamsa Biochem SAS)(1)	IGC	Colombia	100	100
Techni Bharathi Private Limited (TBL)	IGC	India	100	100
India Mining and Trading Private Limited (IGC-IMT) (2)	IGC-M	India	100	100
IGC Materials Private Limited (IGC-MPL) (2)	IGC-M	India	100	100
IGC Logistic Private Limited (IGC-LPL) (2)	IGC-M	India	100	100
IGC Enterprises Limited (IGC-ENT) (3)	TBL	Hong Kong	100	100
Hamsa Biopharma India Pvt. Ltd.	IGCare	India	100	-

(1)	Beneficially owned by IGC

(2)

IGC-M, IGC-IMT, IGC-LPL, IGC-MPL are non-operating subsidiaries that we are in the process of closing, with IGC-LPL undergoing the winding up process and has not been consolidated. These subsidiaries did not have a material impact on the balance sheet or statement of operations.

(3)	Beneficially owned by Techni Bharathi Private Limited (TBL)